Exhibit 99.1

RE/MAX HOLDINGS, INC. ANNOUNCES CHANGES TO ITS BOARD OF DIRECTORS

One of the world’s leading franchisors in the real estate industry appointed seasoned financial executive Katie Scherping to its Board of Directors; Scherping will succeed Board member Joe DeSplinter who in September announced his intention to retire upon the appointment of his successor

DENVER — RE/MAX Holdings, Inc. (NYSE:RMAX), parent company of RE/MAX, one of the world’s leading franchisors of real estate brokerage services, and Motto Mortgage, the first-and-only national mortgage brokerage franchise brand in the U.S., today announced that veteran financial executive Katie Scherping has been appointed to the Company's Board of Directors and will serve on the finance & investment and audit committees. Having served as the CFO for several public and private companies for nearly 20 years, Scherping is a qualified financial expert bringing additional deep leadership, accounting and managerial experience to the RE/MAX Holdings Board.

“Katie’s leadership track record of guiding well-known companies through transformative growth initiatives should be incredibly valuable as the Company navigates the shifting market,” said Dave Liniger, Chairman of the Board & RE/MAX Co-Founder. “Her enthusiasm and passion for success meets the energy and momentum RE/MAX Holdings remains focused on maintaining.”

Currently, Scherping is a board member of Turtle Beach Corporation, serving as a member of the audit committee and chair of the nominating and governance committee for one of the world’s leading gaming accessory providers. Previously, Scherping was also a board member, nominating and governance committee member and audit committee chair of Papa Murphy’s Holdings, Inc. While on the board, she collaborated to successfully identify and hire a new Chief Executive Officer and a new Chief Financial Officer, effectively positioned the pizza company to be sold, and with her expertise on the audit committee, provided quality oversight of the Company’s adoption of the new revenue recognition and lease accounting standards.

Scherping retired as the CFO of National CineMedia, Inc. in March 2020 where she was instrumental in providing leadership to the company as it developed its integrated digital strategy at a time of significant disruption in the traditional media industry. Before that, she served as the CFO for Quiznos, a privately held quick-serve sub sandwich restaurant franchisor, and Red Robin Gourmet Burgers, a casual dining restaurant chain and franchisor, where she was responsible for the finance and accounting functions, investor relations, and information technology. While there, she led the organization through the negotiation of several successful acquisitions and operational integrations.

Earlier in her career, she was an auditor with Arthur Andersen. Demonstrating her ability to contribute quickly and deeply in a variety of industries, she has held various financial management positions with companies in the oil and gas industry, home building and real estate development, security alarm monitoring, telecommunications, technology, and restaurant industries.

“I’m excited to join the RE/MAX Holdings Board of Directors, and I look forward to working closely with senior leadership as well as the other Board members on our joint mission to further support the Company’s initiatives,” Scherping said.

Scherping is the recipient of several professional awards including being named a Titan 100 CEO in 2020. She is a CPA, CGMA and National Association of Corporate Directors (NACD) leadership fellow. She also serves as an active member of Financial Executives International and the American Institute of CPAs. Scherping holds a Bachelor of Science degree in accounting from Northern Illinois University.

Scherping will succeed Joe DeSplinter who in September announced his intention to retire upon the appointment of his successor, after serving the Board for seven years.

“On behalf of the Board of the Directors, I want to thank Joe for his time and dedication to RE/MAX Holdings,” said Liniger. “His financial expertise and attention to detail made him an especially valuable voice on the finance & investment and audit committees, and his well-reasoned advice has been instrumental in fortifying the Company's foundation.”

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About RE/MAX Holdings, Inc.
RE/MAX Holdings, Inc. (NYSE: RMAX) is one of the world’s leading franchisors in the real estate industry, franchising real estate brokerages globally under the RE/MAX® brand, and mortgage brokerages within the U.S. under the Motto® Mortgage brand. RE/MAX was founded in 1973 by Dave and Gail Liniger, with an innovative, entrepreneurial culture affording its agents and franchisees the flexibility to operate their businesses with great independence. Now with more than 140,000 agents in almost 9,000 offices and a presence in over 110 countries and territories, nobody in the world sells more real estate than RE/MAX, as measured by total residential transaction sides. Dedicated to innovation and change in the real estate industry, RE/MAX launched Motto Franchising, LLC, a ground-breaking mortgage brokerage franchisor, in 2016. Motto Mortgage, the first-and-only national mortgage brokerage franchise brand in the U.S., has grown to over 200 offices across 40 states.

Investor Contact:	Media Contact:
Andy Schulz	Samantha Rotbart
(303) 796-3287	(303) 796-3303
aschulz@remax.com	srotbart@remax.com